                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                      (INCLUDING THE ASSOCIATED RIGHTS)
                                      OF
                         COMMUNICATIONS CENTRAL INC.
                                      BY
                          PHONETEL ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                         PHONETEL TECHNOLOGIES, INC.
                                      AT
                             $12.85 NET PER SHARE

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON WEDNESDAY, APRIL 16, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                March 20, 1997

To Brokers, Dealers, Banks, Trust
 Companies and Other Nominees:

   We have been engaged by PhoneTel Acquisition Corp., a Georgia corporation (the "Purchaser") and a wholly owned subsidiary of PhoneTel Technologies, Inc., an Ohio corporation ("PhoneTel"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), including the associated rights to purchase shares of Common Stock (the "Rights" and, together with the Common Stock, the "Shares"), of Communications Central Inc., a Georgia corporation (the "Company"), at $12.85 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated March 20, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

   Enclosed herewith are copies of the following documents:

     1. Offer to Purchase dated March 20, 1997;

     2. Letter of Transmittal to be used by shareholders of the Company in accepting the Offer;

     3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     4. Notice of Guaranteed Delivery; and

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of shares which represents at least seventy-five percent (75%) of the Shares outstanding on a fully diluted basis, (ii) the receipt by PhoneTel of financing sufficient in amount to enable it and the Purchaser to consummate the Offer and the Merger (as defined in the Offer to Purchase) and to refinance certain indebtedness for borrowed money of the Company and to pay related fees and expenses and (iii) the other conditions set forth in the Offer to Purchase. As used herein, "fully diluted basis" takes into account issued and outstanding Shares and Shares subject to issuance under outstanding stock options and warrants.

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   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay promptly after the Expiration Date (as defined in the Offer to Purchase) for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

   If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in
Section 3 of the Offer to Purchase.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 16, 1997, UNLESS EXTENDED.

   Neither the Purchaser nor PhoneTel will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

   Additional copies of the enclosed materials may be obtained by contacting the Dealer Manager or the Information Agent at their respective locations and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.
                                            Very truly yours,
                                            Southcoast Capital Corporation
                                              as Dealer Manager
                                            277 Park Avenue
                                            37th Floor
                                            New York, NY 10172
                                            Call Toll Free: (888) 696-7222
                                                            (212) 940-9330
                                                            (Call Collect)

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PHONETEL, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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